Exhibit 5.1

Our ref            ELR/744148-000008/26410659v2

Adlai Nortye Ltd.

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

         , 2023

Dear Sirs and/or Madams

Adlai Nortye Ltd.

We have acted as Cayman Islands legal advisers to Adlai Nortye Ltd. (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to the offering by the Company of certain American depositary shares (the "ADSs") representing the Company's class A ordinary shares of par value US$0.0001 each (the "Shares").

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 9 May 2018 and the certificate of incorporation on adoption of dual foreign name dated 19 July 2021 issued by the Registrar of Companies in the Cayman Islands.

1.2	The sixth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 23 June 2021 (the "Pre-IPO Memorandum and Articles")

1.3	The seventh amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 17 April 2023 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing its Shares (the "IPO Memorandum and Articles").

1.4	The minutes (the “Minutes”) of the meeting (“Meeting”) of the directors of the Company dated 21 April 2023.

1.5	The minutes of meeting of the shareholders of the Company dated 17 April 2023 (the “Shareholders' Resolutions”).

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.7	A certificate of good standing dated 3 April 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect immediately prior to the completion of the Company's initial public offering of the ADSs representing the Shares, will be US$50,000 divided into 500,000,000 Ordinary Shares, compromising of (i) 434,709,000 Class A ordinary share with a par value of US$0.0001 each, (ii) 16,990,000 Class B ordinary share with a par value of US$0.0001 each, and (iii) 48,301,000 undesignated shares with a par value of US$0.0001 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Director's Certificate

         , 2023

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

Adlai Nortye Ltd. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Pre-IPO Memorandum and Articles remain in full and effect and, except as amended by the Shareholders Resolutions adopting the IPO Memorandum and Articles, are otherwise unamended.

2	The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Pre-IPO Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The Shareholders Resolutions were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each, of which, 440,546,909 shall be designated as ordinary shares, 14,560,000 shall be designated as series A preferred shares, 13,607,896 shall be designated as series B preferred shares, 14,653,013 shall be designated as series C preferred shares and 16,632,182 shall be designated as series D preferred shares.

5	The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares, will be US$50,000 divided into 500,000,000 Ordinary Shares, compromising of (i) 434,709,000 Class A ordinary share with a par value of US$0.0001 each, (ii) 16,990,000 Class B ordinary share with a par value of US$0.0001 each, and (iii) 48,301,000 undesignated shares with a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the IPO Memorandum and Articles.

6	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

7	The directors of the Company at the date of the Board Resolutions and as at the date of this certificate were and are as follows: LU Yang, YANG Donghui, TIAN Yuan, SHAO Hui, Sun Yuan and Wu Shuqing.

8	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

9	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.

10	Upon the completion of the Company's initial public offering of the ADSs representing the Shares, the Company will not be subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:

Name: Yang Lu

Title: Chief Executive Officer, Chairman of Board of Directors